SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                          INFORMATION TO BE INCLUDED IN
                            STATEMENTS FILED PURSUANT
                             TO RULES 13d-1(b), (c)
                         AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)(1)


                           Orion Acquisition Corp. II
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    685924102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 11, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|      Rule 13d-1(b)

             |X|      Rule 13d-1(c)

             |_|      Rule 13d-1(d)


--------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  685924102                   13G                          Page 2 of 13

================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |                            Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 5  |    Sole Voting Power
                    |    |         40,700 shares                        4.6%
      Number of     |-----------------------------------------------------------
       Shares       | 6  |    Shared Voting Power
    Beneficially    |    |         11,900 shares                        1.3%
      Owned By      |-----------------------------------------------------------
        Each        | 7  |    Sole Dispositive Power
      Reporting     |    |         40,700 shares                        4.6%
       Person       |-----------------------------------------------------------
        With        | 8  |    Shared Dispositive Power
                    |    |         11,900 shares                        1.3%
--------------------------------------------------------------------------------
 9 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                             52,600 shares
   |
--------------------------------------------------------------------------------
10 |  Check Box if the Aggregate Amount in Row (9) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
11 |  Percent of Class Represented by Amount in Row 9
   |                                                                    5.9%
   |
--------------------------------------------------------------------------------
12 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                - Page 2 of 13 -

CUSIP No.  685924102                   13G                          Page 3 of 13

================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |
   |           The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 5 |    Sole Voting Power
                    |   |         11,900 shares                         1.3%
      Number of     |-----------------------------------------------------------
       Shares       | 6 |    Shared Voting Power
    Beneficially    |   |         40,700 shares                         4.6%
      Owned By      |-----------------------------------------------------------
        Each        | 7 |    Sole Dispositive Power
      Reporting     |   |         11,900 shares                         1.3%
       Person       |-----------------------------------------------------------
        With        | 8 |    Shared Dispositive Power
                    |   |         40,700 shares                         4.6%
--------------------------------------------------------------------------------
 9 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                             52,600 shares
   |
--------------------------------------------------------------------------------
10 |  Check Box if the Aggregate Amount in Row (9) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
11 |  Percent of Class Represented by Amount in Row 9
   |                                                                    5.9%
   |
--------------------------------------------------------------------------------
12 |  Type of Reporting Person*      OO
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                - Page 3 of 13 -

CUSIP No.  685924102                   13G                          Page 4 of 13

================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |
   |                           Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 5 |    Sole Voting Power
                    |   |         0 shares                                0%
      Number of     |-----------------------------------------------------------
       Shares       | 6 |    Shared Voting Power
    Beneficially    |   |         52,600 shares                         5.9%
      Owned By      |-----------------------------------------------------------
        Each        | 7 |    Sole Dispositive Power
      Reporting     |   |         0 shares                                0%
       Person       |-----------------------------------------------------------
        With        | 8 |    Shared Dispositive Power
                    |   |         52,600 shares                         5.9%
--------------------------------------------------------------------------------
 9 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                             52,600 shares
   |
--------------------------------------------------------------------------------
10 |  Check Box if the Aggregate Amount in Row (9) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
11 |  Percent of Class Represented by Amount in Row 9
   |                                                                    5.9%
   |
--------------------------------------------------------------------------------
12 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                - Page 4 of 13 -

CUSIP No.  685924102                   13G                          Page 5 of 13

================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |
   |                           Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 5 |    Sole Voting Power
                    |   |         0 shares                                0%
      Number of     |-----------------------------------------------------------
       Shares       | 6 |    Shared Voting Power
    Beneficially    |   |         11,900 shares                         1.3%
      Owned By      |-----------------------------------------------------------
        Each        | 7 |    Sole Dispositive Power
      Reporting     |   |         0 shares                                0%
       Person       |-----------------------------------------------------------
        With        | 8 |    Shared Dispositive Power
                    |   |         11,900 shares                         1.3%
--------------------------------------------------------------------------------
 9 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                             11,900 shares
   |
--------------------------------------------------------------------------------
10 |  Check Box if the Aggregate Amount in Row (9) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
11 |  Percent of Class Represented by Amount in Row 9
   |                                                                    1.3%
   |
--------------------------------------------------------------------------------
12 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                - Page 5 of 13 -

CUSIP No.  685924102                   13G                          Page 6 of 13

================================================================================
 1 | Name of Reporting Person
   | S.S. or I.R.S. Identification No. of Above Person
   |
   |                            Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 5 |    Sole Voting Power
                    |   |         0 shares                                0%
      Number of     |-----------------------------------------------------------
       Shares       | 6 |    Shared Voting Power
    Beneficially    |   |         11,900 shares                         1.3%
      Owned By      |-----------------------------------------------------------
        Each        | 7 |    Sole Dispositive Power
      Reporting     |   |         0 shares                                0%
       Person       |-----------------------------------------------------------
        With        | 8 |    Shared Dispositive Power
                    |   |         11,900 shares                         1.3%
--------------------------------------------------------------------------------
 9 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                             11,900 shares
   |
--------------------------------------------------------------------------------
10 |  Check Box if the Aggregate Amount in Row (9) excludes Certain Shares*  |_|
   |
--------------------------------------------------------------------------------
11 |  Percent of Class Represented by Amount in Row 9
   |                                                                    1.3%
   |
--------------------------------------------------------------------------------
12 |  Type of Reporting Person*      IN
   |
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                - Page 6 of 13 -

Item 1.

      (a)   Name of Issuer:            Orion Acquisition Corp. II
      (b)   Address of Issuer's Principal Executive Offices:
                                       1430 Broadway, 13th Floor
                                       New York, New York 10018

Item 2.

      1.    (a) Name of Person Filing: Barry Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
            (c) Citizenship:           United States
            (d) Title of Class of Securities:
                                       Common Stock, $0.01 par value per share.
            (e) CUSIP Number:          685924102

            Barry Rubenstein is a trustee of The Marilyn and Barry Rubenstein Family Foundation, the husband of Marilyn Rubenstein, and the father of Rebecca Rubenstein and Brian Rubenstein.

      2.    (a) Name of Person Filing: The Marilyn and Barry Rubenstein Family
                                       Foundation
            (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
            (c) Citizenship:           New York
            (d) Title of Class of Securities:
                                       Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:        685924102

      3.    (a) Name of Person Filing: Marilyn Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
            (c) Citizenship:           United States
            (d) Title of Class of Securities:
                                       Common Stock, $0.01 par value per share.
            (e) CUSIP Number:          685924102


                                - Page 7 of 13 -

      4.    (a) Name of Person Filing: Rebecca Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                       300 East 75th Street
                                       New York, New York 10021
            (c) Citizenship:           United States
            (d) Title of Class of Securities:
                                       Common Stock, $0.01 par value per share.
            (e) CUSIP Number:          685924102


      5.    (a) Name of Person Filing: Brian Rubenstein
            (b) Address of Principal Business Office, or, if none, Residence:
                                       68 Wheatley Road
                                       Brookville, New York 11545
            (c) Citizenship:           United States.
            (d) Title of Class of Securities:
                                       Common Stock, $0.01 par value per share.
            (e) CUSIP Number:          685924102

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is :

      (a)   |_|   A Broker or Dealer registered under Section 15 of the Act,

      (b)   |_|   A Bank as defined in section 3(a)(6) of the Act,

      (c)   |_|   An Insurance Company as defined in section 3(a)(19) of the
                  Act,

      (d)   |_|   An Investment Company registered under section 8 of the
                  Investment Company Act

      (e)   |_|   An Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

      (f)   |_|   An Employee Benefit Plan or Endowment Fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F)

      (g)   |_|   A Parent Holding Company or Control Person in accordance with
                  Rule 13d-1(b)(1)(ii)(G)

      (h)   |_|   A Savings Association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813)

      (i)   |_|   A Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(11) of the Investment
                  Company Act of 1940

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


                                - Page 8 of 13 -

      If this statement is filed pursuant to Rule 13d-1(c) check this box: |X|

Item 4.     Ownership.

      1.    Barry Rubenstein:
            (a)   Amount Beneficially Owned: 52,600 shares.(1)
            (b)   Percent of Class: 5.9%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 40,700 shares.
                  (ii)  shared power to vote or direct the vote: 11,900 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        40,700 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        11,900 shares.*

      2.    The Marilyn and Barry Rubenstein Family Foundation:
            (a)   Amount Beneficially Owned: 52,600 shares.
            (b)   Percent of Class: 5.9%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 11,900 shares.
                  (ii)  shared power to vote or direct the vote: 40,700 shares.*
                  (iii) sole power to dispose or direct the disposition of:
                        11,900 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        40,700 shares.*

      3.    Marilyn Rubenstein:
            (a)   Amount Beneficially Owned: 52,600 shares.
            (b)   Percent of Class: 5.9%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 52,600 shares.*
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        52,600 shares.*

--------

      (1) Includes 20,000 shares of Common Stock which are part of Units of the Issuer, each Unit consisting of one share of Common Stock and one Redeemable Class A Common Stock Purchase Warrant. Each Redeemable Class A Common Stock Purchase Warrant becomes exercisable to buy one share of Common Stock at $9.00 upon the consummation of a "Business Combination" and expires on July 2, 2001.

* The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.


                                - Page 9 of 13 -

      4.    Rebecca Rubenstein:
            (a)   Amount Beneficially Owned: 11,900 shares.
            (b)   Percent of Class: 1.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 11,900 shares.*
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        11,900 shares.*

      5.    Brian Rubenstein
            (a)   Amount Beneficially Owned: 11,900 shares.
            (b)   Percent of Class: 1.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 11,900 shares.*
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        11,900 shares.*


Item 5.     Ownership of Five Percent or Less of a Class

                                 Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                 Not Applicable.

Item 8.     Identification and Classification of Members of the Group

                                 See Exhibit A attached hereto for Joint Filing
Agreement pursuant to Rule 13d-1(k).

Item 9.     Notice of Dissolution of Group

                                 Not Applicable.

----------

* The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.


                                - Page 10 of 13 -

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               - Page 11 of 13 -

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: March 17, 1998

                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein


                                        THE MARILYN AND BARRY RUBENSTEIN
                                        FAMILY FOUNDATION


                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                        By: Barry Rubenstein


                                        /s/ Marilyn Rubenstein
                                        ----------------------------------------
                                        Marilyn Rubenstein


                                                           *
                                        ----------------------------------------
                                        Rebecca Rubenstein


                                                           *
                                        ----------------------------------------
                                        Brian Rubenstein



* By:     /s/Barry Rubenstein
     ---------------------------------------
     (Barry Rubenstein, as Attorney-in-Fact)



Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                               - Page 12 of 13 -

                                                                       Exhibit A

                             JOINT FILING AGREEMENT
                             ----------------------

      In accordance with Rule 13d-1(k) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0. 01 par value per share, of Orion Acquisition Corp. II and that this Agreement be included as an Exhibit to such joint filing.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 17th day of March, 1998.

                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein


                                        THE MARILYN AND BARRY RUBENSTEIN
                                        FAMILY FOUNDATION


                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                        By: Barry Rubenstein


                                        /s/ Marilyn Rubenstein
                                        ----------------------------------------
                                        Marilyn Rubenstein


                                                           *
                                        ----------------------------------------
                                        Rebecca Rubenstein


                                                           *
                                        ----------------------------------------
                                        Brian Rubenstein



* By:     /s/Barry Rubenstein
     ---------------------------------------
     (Barry Rubenstein, as Attorney-in-Fact)

                               - Page 13 of 13 -